Exhibit 99.1

ARGAN, INC. REPORTS ROBUST SECOND QUARTER RESULTS

September 12, 2012 – ROCKVILLE, MD – Argan, Inc. (NYSE MKT: AGX) today announced financial results for the three and six months ended July 31, 2012.

For the quarter ended July 31, 2012, net revenues were $82.6 million compared to $26.3 million during the quarter ended July 31, 2011. Gemma Power Systems (Gemma) contributed $78.1 million or 95% of net revenues in the second quarter of fiscal 2013, compared to $24.4 million or 93% of net revenues in the second quarter of Argan’s fiscal 2012. The substantial increase in net revenues was due primarily to the significant level of construction activity at a large gas fired power plant in Southern California. In May 2012, Gemma received full notice to proceed for a 49.9 MW Biomass-Fired Power Project in Southeast, Texas.

For the six months ended July 31, 2012, net revenues were $146.3 million compared to $42.3 million during the six months ended July 31, 2011. Gemma contributed $135.8 million or 93% of net revenues in the first six months of fiscal 2013 compared to $38.4 million or 91% of net revenues in the first six months of fiscal 2012.

The Company reported EBITDA (Earnings before interest, taxes, depreciation and amortization) from continuing operations of $9.8 million for the quarter ended July 31, 2012 compared to $2.5 million for the same prior year period. Gemma, for its segment, recorded $10.1 million in EBITDA for the second quarter of fiscal 2013 compared to $3.1 million in the second quarter of fiscal 2012. The Company reported EBITDA from continuing operations of $17.0 million for the six months ended July 31, 2012 compared to $3.9 million for the same prior year period. Gemma, for its segment, recorded $17.4 million in EBITDA for the first six months of fiscal 2013 compared to $5.4 million for the first six months of fiscal 2012.

In the second quarter of fiscal 2013, the Company reported income from continuing operations before income taxes of $9.6 million compared to income from continuing operations before income taxes of $2.3 million in the second quarter of 2012.

For the first six months of fiscal 2013, the Company reported income from continuing operations before income taxes of $16.6 million compared to income from continuing operations before income taxes of $3.5 million for the first six months of fiscal 2012.

Net income attributable to the stockholders of Argan for the quarter ended July 31, 2012 was $6.2 million or $0.45 per diluted share based on 13,935,000 diluted shares outstanding, compared to net income attributable to the stockholders of Argan of $2.1 million or $0.15 per diluted share based on 13,717,000 diluted shares outstanding for the quarter ended July 31, 2011.

Net income attributable to the stockholders of Argan for the six months ended July 31, 2012 was $10.6 million or $0.76 per diluted share based on 13,952,000 diluted shares outstanding compared to net income attributable to the stockholders of Argan of $2.7 million or $0.20 per diluted share based on 13,699,000 diluted shares outstanding for the six months ended July 31, 2011.

Argan had consolidated cash of $186.8 million as of July 31, 2012 and was debt free. Consolidated working capital increased during the current fiscal year to date to approximately $84.5 million as of July 31, 2012 and consolidated tangible net worth increased to $92.2 million in the same period.

Gemma’s backlog as of July 31, 2012 was $286 million. In May 2012, Gemma received a full notice to proceed on the project to construct a 49.9 MW Biomass-Fired Power Plant in Southeast Texas, which is included in our backlog with the value of $146.8 million at July 31, 2012.

Commenting on Argan’s results, Rainer Bosselmann and Chief Executive Officer stated, “Our Gemma net revenues continued to be very strong during the first six months of our fiscal year due primarily to a large gas fired power plant we are constructing in Southern California. For the remainder of the year, we should experience the positive impact on our net revenues from commencing the physical construction activity on a 49.9 MW Biomass-Fired Power Plant in Southeast Texas.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind and solar power. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467

ARGAN, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Net revenues
Power industry services	$78,109,000	$24,390,000	$135,837,000	$38,409,000
Telecommunications infrastructure services	4,510,000	1,952,000	10,472,000	3,926,000

Net revenues	82,619,000	26,342,000	146,309,000	42,335,000

Cost of revenues
Power industry services	66,182,000	20,078,000	115,166,000	30,559,000
Telecommunications infrastructure services	3,558,000	1,617,000	8,163,000	3,231,000

Cost of revenues	69,740,000	21,695,000	123,329,000	33,790,000

Gross profit	12,879,000	4,647,000	22,980,000	8,545,000
Selling, general and administrative expenses	3,297,000	2,374,000	6,325,000	5,133,000

Income from operations	9,582,000	2,273,000	16,655,000	3,412,000
Other (expense) income, net	(10,000)	29,000	(19,000)	51,000

Income from continuing operations before income taxes	9,572,000	2,302,000	16,636,000	3,463,000
Income tax expense	3,591,000	782,000	6,108,000	1,198,000

Income from continuing operations	5,981,000	1,520,000	10,528,000	2,265,000

Discontinued operations
Income (loss) on discontinued operations (including gains on disposal of $1,076,000 and $1,228,000 for the three and six months ended July 31, 2011)	—	874,000	(405,000)	809,000
Income tax (expense) benefit	—	(324,000)	120,000	(398,000)

Income (loss) on discontinued operations	—	550,000	(285,000)	411,000

Net income	5,981,000	2,070,000	10,243,000	2,676,000
Add – Loss attributable to noncontrolling interest	220,000	—	396,000	—

Net income attributable to the stockholders of Argan	$6,201,000	$2,070,000	$10,639,000	$2,676,000

Earnings (loss) per share attributable to the stockholders of Argan:
Continuing operations
Basic	$0.45	$0.11	$0.80	$0.17

Diluted	$0.45	$0.11	$0.78	$0.17

Discontinued operations
Basic	$—	$0.04	$(0.02)	$0.03

Diluted	$—	$0.04	$(0.02)	$0.03

Net income
Basic	$0.45	$0.15	$0.78	$0.20

Diluted	$0.45	$0.15	$0.76	$0.20

Weighted average number of shares outstanding
Basic	13,697,000	13,603,000	13,680,000	13,602,000

Diluted	13,935,000	13,717,000	13,952,000	13,699,000

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

Continuing Operations (Unaudited)

	Three Months Ended July 31,
	2012	2011
Income from continuing operations	$5,981,000	$1,520,000
Interest expense	15,000	—
Income tax expense	3,591,000	782,000
Amortization of purchased intangible assets	61,000	87,000
Depreciation and other amortization	132,000	114,000

EBITDA	$9,780,000	$2,503,000

Reconciliations to EBITDA

Power Industry Services (Unaudited)

	Three Months Ended July 31,
	2012	2011
Income before income taxes	$9,984,000	$3,004,000
Interest expense	15,000	—
Amortization of purchased intangible assets	61,000	87,000
Depreciation and other amortization	69,000	51,000

EBITDA	$10,129,000	$3,142,000

Reconciliations to EBITDA

Continuing Operations (Unaudited)

	Six Months Ended July 31,
	2012	2011
Income from continuing operations	$10,528,000	$2,265,000
Interest expense	27,000	—
Income tax expense	6,108,000	1,198,000
Amortization of purchased intangible assets	121,000	175,000
Depreciation and other amortization	249,000	231,000

EBITDA	$17,033,000	$3,869,000

Reconciliations to EBITDA

Power Industry Services (Unaudited)

	Six Months Ended July 31,
	2012	2011
Income before income taxes	$17,160,000	$5,144,000
Interest expense	27,000	—
Amortization of purchased intangible assets	121,000	175,000
Depreciation and other amortization	127,000	100,000

EBITDA	$17,435,000	$5,419,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2012	January 31, 2012
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$186,834,000	$156,524,000
Accounts receivable, net	22,065,000	16,053,000
Costs and estimated earnings in excess of billings	4,790,000	2,781,000
Deferred income tax assets	739,000	691,000
Prepaid expenses and other current assets	3,106,000	4,528,000

TOTAL CURRENT ASSETS	217,534,000	180,577,000
Property and equipment, net ($2,985,000 and $1,469,000 related to variable interest entities as of July 31 and January 31, 2012, respectively)	6,269,000	2,761,000
Goodwill	18,476,000	18,476,000
Intangible assets, net	2,453,000	2,574,000
Deferred income tax and other assets	731,000	864,000

TOTAL ASSETS	$245,463,000	$205,252,000

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,579,000	$29,524,000
Accrued expenses	8,180,000	6,751,000
Billings in excess of costs and estimated earnings	80,279,000	68,004,000

TOTAL CURRENT LIABILITIES	133,038,000	104,279,000
Other liabilities	11,000	10,000

TOTAL LIABILITIES	133,049,000	104,289,000

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 13,744,598 and 13,661,098 shares issued at July 31 and January 31, 2012, respectively; 13,741,365 and 13,657,865 shares outstanding at July 31 and January 31, 2012, respectively	2,062,000	2,049,000
Warrants outstanding	354,000	590,000
Additional paid-in capital	91,145,000	89,714,000
Retained earnings	19,583,000	8,944,000
Treasury stock, at cost – 3,233 shares at July 31 and January 31, 2012	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	113,111,000	101,264,000
Noncontrolling interest (variable interest entities)	(697,000)	(301,000)

TOTAL EQUITY	112,414,000	100,963,000

TOTAL LIABILITIES AND EQUITY	$245,463,000	$205,252,000

Note 1 – The condensed consolidated balance sheet as of January 31, 2012 has been derived from audited financial statements.